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                                                                    Exhibit 4.9




                                FIRST AMENDMENT
                           TO STOCK PURCHASE WARRANT
                             (CERTIFICATE NO. W-5)

         THIS FIRST AMENDMENT (the "First Amendment") to the Stock Purchase Warrant (Certificate No. W-5) dated December 30, 1999 (the "Warrant"), entitling HM3 Coinvestors, L.P., a Delaware limited partnership ("Purchaser"), or registered assigns, to purchase up to 1,274.4 Warrant Shares (as that term is defined in the Warrant), is entered into effective as of August 30, 2000, by and between Sunrise Television Corp., a Delaware corporation ("Holdings"), and the Purchaser.


                                   RECITALS:

         WHEREAS, the Purchaser is the holder of the Warrant as of the date hereof;

         WHEREAS, the Board of Directors (the "Board") of Holdings is contemplating a recapitalization of Holdings (the "Recapitalization");

         WHEREAS, in order to effect the Recapitalization, the Board proposes to amend and restate the Amended and Restated Certificate of Incorporation (the "Charter Amendment"), to, among other things, authorize two classes of common stock, one of which will be nonvoting common stock, and to convert all outstanding shares of common stock of Holdings into a new class of nonvoting common stock, except for one share of common stock held by Smith Broadcasting Partners, L.P., a Delaware limited partnership, which will be converted into a new class of voting common stock of Holdings;

         WHEREAS, in contemplation of the consummation of the Recapitalization, the parties hereto desire to amend the terms and provisions of the Warrant as hereinafter set forth; and

         WHEREAS, any capitalized term used herein, and not otherwise defined herein, shall have the meaning set forth in the Warrant.


                                  AGREEMENTS:

         NOW, THEREFORE, in consideration of the foregoing and the agreements herein contained, the parties hereto covenant and agree as follows:

         1. From and after the effective time of the Recapitalization, the definition of "Common Stock" in Section 2 shall be amended and restated to read in its entirety as follows:

         "Common Stock" means the Class A Common Stock or Class B Common Stock of Holdings, par value $.01 per share.

         2. From and after the effective time of the Recapitalization, the definition of "Vested Warrant Shares" in Section 2 shall be amended and restated to read in its entirety as follows:

         "Vested Warrant Shares" means the number of Warrant Shares, subject to adjustment as provided herein. All of the Vested Warrant Shares may be exercised at any time, subject to the terms and conditions of this Warrant.

         3. From and after the effective time of the Recapitalization, the definition of "Warrant Shares" in Section 2 shall be amended and restated to read in its entirety as follows:

         "Warrant Shares" means 306.252 shares of Common Stock issuable upon exercise of this Warrant, subject to adjustment as provided herein.



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         4.       From and after the effective time of the Recapitalization, the definition of "Sale of Holdings" in Section 2 shall be amended and restated to read in its entirety as follows:

         "Sale of Holdings" means the sale of Holdings to an Independent Third Party or group (within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended) of Independent Third Parties pursuant to which such party or parties acquire (i) capital stock of Holdings possessing the voting power under normal circumstances to elect a majority of Holdings' board of directors (whether by merger, consolidation, sale, transfer or exchange of Holdings' capital stock) or (ii) all or substantially all of Holdings' assets determined on a consolidated basis; provided, however, that the consummation of the Recapitalization and the transactions contemplated by that certain Stock Purchase Agreement dated March 13, 2000, as amended, by and among Sunrise Television Partners, L.P., a Delaware limited partnership, and Smith Broadcasting Partners, L.P., a Delaware limited partnership, and joined in by Holdings, Smith Broadcasting Group, Inc., Sandy DiPasquale, John Purcell and David A. Fitz, shall not constitute a Sale of Holdings.

         5.       From and after the effective time of the Recapitalization,
Section 1B(i) shall be amended and restated to read in its entirety as follows:

         (i) This Warrant shall be deemed to have been exercised pursuant to Section1A when all of the following items have been delivered to Holdings (the "Exercise Time"):

                  (a) a completed Exercise Agreement, in the form, set forth in Exhibit A hereto, executed by the Registered Holder;

                  (b)      this Warrant;

                  (c) the aggregate Exercise Price (payable in the manner provided in subsection (viii) below);

                  (d) necessary approval of the Federal Communications Commission for the exercise of this Warrant; and

                  (e) such documentation as Holdings shall reasonably request, including as described in Section 1B(vii) below.

         6. Except as herein specifically amended or supplemented, the Warrant shall continue in full force and effect in accordance with its terms.

         7. This First Amendment may be executed and delivered (including by facsimile transmission) in any number of counterparts, all of which shall be considered one and the same agreement and shall become effective when any number of counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

         8. THE PROVISIONS OF THIS WARRANT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY PRINCIPLES OF CONFLICTS OF LAW OR CHOICE OF LAW OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION WHICH WOULD RESULT IN THE APPLICATION OF THE LAW OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK.



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         IN WITNESS WHEREOF, the parties hereto have duly executed this First
Amendment effective as of the date first written above.


                                         HOLDINGS:

                                         SUNRISE TELEVISION CORP.



                                         By: /s/ David A. Fitz
                                         --------------------------------------
                                                 David A. Fitz
                                                 Chief Financial Officer



                                         PURCHASER:

                                         HM3 COINVESTORS, L.P.

                                         By: Hicks, Muse GP Partners III, L.P.,
                                             Its General Partner

                                         By: Hicks, Muse Fund III Incorporated,
                                             Its General Partner



                                         By: /s/ Eric C. Neuman
                                         --------------------------------------
                                         Name:   Eric C. Neuman
                                         Title:  Principal